UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Denny’s Corporation

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FOR IMMEDIATE RELEASE	CONTACT:	W. Craig Barber
615.277.1212

W. Craig Barber, Chairman of Denny’s Franchisee Association
Refutes Comments in Latest Message from Committee to Enhance Denny’s

ORANGE COUNTY, Calif. (May 3, 2010) – The following statement from W. Craig Barber, Chairman of the Denny’s Franchisee Association, is in response to a message on Friday, April 30 by the Committee to Enhance Denny’s regarding their proxy solicitation.

“While attempting to convey a particular message, the Committee to Enhance Denny’s has misstated facts. First, their attempt to continue re-cycling information in letters from the DFA Board written at least six months ago to bolster their argument for activities today ignores the very real progress in franchisee relations. My letter of April 12 to Denny’s Board Chair accurately articulates the current and relevant state of the DFA Board’s relationship with Denny's leadership. Further, my letter properly refutes any implied support by the DFA or its Board for the Committee and its nominees. The DFA Board is indeed neutral relative to the proxy contest.

Second, it is not surprising that certain Denny’s franchisees might have expressed a different perspective from those in my letter. There are over 270 franchisees in the Denny’s Brand and one of the greatest strengths of our Brand is the diversity of our franchisees. Subsequent to transmittal of the April 12 letter, I offered to discuss any concerns regarding the message within the letter with all Denny’s franchisees and have only received a handful of contacts.

Finally, I have no agreement nor have I discussed with Mr. Marchioli, CEO of Denny's Corporation (NASDAQ: DENN), any agreement to “take over the supply chain purchasing arm of Denny’s”. Such information, interestingly without attribution and stated as fact, illuminates a pattern of questionable due diligence by the Committee and should raise material concerns as to the credibility of other Committee statements.

Personal attacks are sometimes a component of proxy fights. It is unfortunate, however, to have personal attacks without merit by a group who proclaim intent to enhance Denny’s when they are directed at the duly elected director (and Board Chair) of the franchisee association in a Brand that has over 85% franchised restaurants.”

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